Exhibit 99.1

FOR IMMEDIATE RELEASE

TOYS“R”US, INC. APPOINTS CEO; NAMES PRESIDENT OF U.S. BUSINESS

Antonio Urcelay Appointed Chief Executive Officer, Toys“R”Us, Inc.; Hank Mullany to Join

Organization as President, Toys“R”Us, U.S.

WAYNE, NJ – (October 16, 2013) – Toys“R”Us, Inc. today announced that it has named two seasoned executives with deep international and domestic retail expertise to lead the global franchise and its domestic business. Antonio Urcelay has been named Chief Executive Officer, Toys“R”Us, Inc., effective immediately, after serving as the company’s interim CEO since May of this year. Hank Mullany, an experienced retail executive with a strong background in operations, finance, customer service and strategic planning, has been named President, Toys“R”Us, U.S., effective November 5.

In a joint statement, the Toys“R”Us, Inc. Board of Directors said, “When we started this search, we were looking for a leader with global experience, deep retail knowledge, proven capabilities and outstanding leadership skills. As the search progressed, we found exactly the right combination of these attributes in Antonio and Hank. Antonio’s extensive knowledge of global markets makes him uniquely qualified to lead the organization as we expand rapidly in Asia and other parts of the world. He has impressed all of us with his vision and leadership of the team throughout the search process. Hank brings a fresh perspective to the business, which, in combination with his operational strengths, will help build on the significant progress that has been made in advancing the U.S. business. Together, we believe they will be a powerful team that shares an unwavering commitment and passion for serving our customers, reenergizing the business and further positioning the company for long-term growth.”

Mr. Urcelay said, “Toys“R”Us is the world’s leading dedicated toy and juvenile products retailer and one of the most beloved brands. I am excited to partner with Hank and the rest of our talented team of 70,000 employees as we deliver a compelling shopping experience to our loyal customers, both in our stores and online.”

Mr. Urcelay, 61, a highly respected global retail leader, joined Toys“R”Us in 1996. Over the course of his tenure with the organization, he has held roles of increasing responsibility. He will continue to provide worldwide leadership in driving key strategies and growth initiatives in the company’s more than 1,500 stores in 36 countries and jurisdictions around the world. Known for building strong teams, implementing best practices across the organization and focusing intently on customer service, Mr. Urcelay has been instrumental in creating strategies to drive growth in global markets by placing an emphasis on thinking locally. Prior to joining Toys“R”Us, Mr. Urcelay spent the majority of his career working in the retail and consumer packaged goods industries, including Spanish dairy company Leche Pascual, Dutch supermarket chain Royal Ahold and the Spanish subsidiary of Procter & Gamble.

Mr. Mullany, 55, has an established track record of developing and executing strategies, revitalizing underperforming businesses and consistently delivering results. He previously served as Chief Executive Officer of The ServiceMaster Company, one of the world’s largest residential and commercial service businesses, and prior to that, was Executive Vice President of Walmart U.S. and President of Walmart’s northern business, with operational responsibility for more than $90 billion in revenue, over 400,000 associates in 1,300 stores and 28 distribution centers in 19 states. In his new position at Toys“R”Us, Mr. Mullany will oversee all merchandising, marketing, e-commerce and store operations responsibilities for the 878 U.S. store division. He will report to Mr. Urcelay.

About Toys“R”Us, Inc.

Toys“R”Us, Inc. is the world’s leading dedicated toy and juvenile products retailer, offering a differentiated shopping experience through its family of brands. Merchandise is sold in 878 Toys“R”Us and Babies“R”Us stores in the United States and Puerto Rico, and in more than 690 international stores and over 170 licensed stores in 35 countries and jurisdictions. In addition, it exclusively operates the legendary FAO Schwarz brand and sells extraordinary toys in the brand’s flagship store on Fifth Avenue in New York City. With its strong portfolio of e-commerce sites including Toysrus.com, Babiesrus.com, eToys.com and FAO.com, it provides shoppers with a broad online selection of distinctive toy and baby products. Headquartered in Wayne, NJ, Toys“R“Us, Inc. employs approximately 70,000 associates annually worldwide. The company is committed to serving its communities as a caring and reputable neighbor through programs dedicated to keeping kids safe and helping them in times of need. Additional information about Toys“R”Us, Inc. can be found on Toysrusinc.com. Follow Toys“R”Us, Babies“R”Us and FAO Schwarz on Facebook at Facebook.com/Toysrus, Facebook.com/Babiesrus and Facebook.com/FAO and on Twitter at Twitter.com/Toysrus and Twitter.com/Babiesrus.

Forward-Looking Statements

This press release contains “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. All statements herein that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. These statements are subject to risks, uncertainties, and other factors, including, among others, risks, uncertainties and factors set forth in our reports and documents filed with the United States Securities and Exchange Commission (which reports and documents should be read in conjunction with this press release). We believe that all forward-looking statements are based on reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update these statements in light of subsequent events or developments. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in any forward-looking statement.

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For more information, please contact:

Toys“R”Us, Inc.

Kathleen Waugh

973-617-5888 or 646-366-8823

waughk@toysrus.com